UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2010 (March 1, 2010)

Date of Report (Date of earliest event reported)

SPECTRUM BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 829-6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2010, which is incorporated herein by reference, on February 9, 2010, Spectrum Brands, Inc. (“Spectrum Brands”) entered into a merger agreement with Russell Hobbs, Inc. and certain of its affiliates and a related support agreement with Harbinger Capital Partners Master Fund I, Ltd. and two of its affiliates (the “Harbinger Parties”).

On March 1, 2010, Spectrum Brands and the Harbinger Parties entered into a letter agreement amending the support agreement. Under the terms of the support agreement, the Harbinger Parties were generally prohibited from acquiring additional shares of our common stock until the termination of the merger agreement. The letter agreement modifies the support agreement to permit the Harbinger Parties to purchase up to 100,000 shares of our common stock per week, up to an aggregate of two million shares, in order to provide additional liquidity to Spectrum Brands’ stockholders. Under the terms of the letter agreement, the Harbinger Parties have generally agreed to vote any such acquired shares consistently with the way such shares otherwise would have been voted had the Harbinger Parties not purchased such shares. As a result and because of the conforming amendment to the merger agreement with respect to the required Spectrum Brands stockholder vote described below, the shares purchased as permitted by the letter agreement should not affect the required stockholder votes under the merger agreement, including the requirement that a majority of the shares of our common stock not held by the Harbinger Parties must be voted in favor of the adoption of the merger agreement. A copy of the letter agreement is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The parties to the merger agreement entered into an amendment to the merger agreement on March 1, 2010 to extend the “go-shop” period by 15 days to 11:59 p.m. Eastern Time on April 9, 2010. The amendment was entered into to provide Spectrum Brands with additional time to solicit alternative proposals to the combination with Russell Hobbs, Inc. Barclays Capital, Inc. is advising Spectrum Brands and a special committee of Spectrum Brands’ board of directors in connection with the solicitation of alternative proposals.

The amendment also provides that any shares acquired by the Harbinger Parties pursuant to the letter agreement described above, all of which must be voted as described above and not in the Harbinger Parties’ discretion, will not be deemed to be owned by the Harbinger Parties for purposes of determining whether the merger agreement has been adopted by a majority of the Spectrum Brands common shares not beneficially owned by the Harbinger Parties. A copy of the amendment is attached to this Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

On March 2, 2010, Spectrum Brands issued a press release announcing the letter agreement and the amendment to the merger agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is being made in respect of a proposed business combination involving Spectrum Brands and Russell Hobbs, Inc. In connection with the proposed transaction, SB/RH Holdings, Inc. plans to file with the SEC a Registration Statement on Form S-4 that includes the proxy statement of Spectrum Brands and that also constitutes a prospectus of SB/RH Holdings, Inc. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Spectrum Brands. INVESTORS AND SECURITY HOLDERS OF SPECTRUM BRANDS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Spectrum Brands through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained on Spectrum Brands’ website at www.spectrumbrands.com.

PROXY SOLICITATION

Spectrum Brands, Russell Hobbs, Inc. and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Spectrum Brands and Russell Hobbs, Inc. stockholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Spectrum Brands and Russell Hobbs, Inc. stockholders in connection with the proposed acquisition will be set forth in the Proxy Statement/Prospectus when it is filed with the SEC. You can find information about Spectrum Brands’ executive officers and directors in its annual report on Form 10-K filed with the SEC on December 29, 2009. You can obtain free copies of these documents from Spectrum Brands in the manner set forth above.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated as of March 1, 2010 by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., and Spectrum Brands

10.2	Amendment to Agreement and Plan of Merger dated as of March 1, 2010 by and among SB/RH Holdings, Inc., Battery Merger Corp., Grill Merger Corp., Spectrum Brands, and Russell Hobbs, Inc.

99.1	Press released dated March 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2010	SPECTRUM BRANDS, INC.

	By:	/S/ ANTHONY L. GENITO
	Name:	Anthony L. Genito
	Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer